Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor/Media Contact:
Stephen Anderson - 336-436-5076
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp Launches New Patient-Centric Diabetes Report

Burlington, NC, February 10, 2015 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today the availability of a new Diabetes Patient Education report for type 2 diabetes patients that aligns with the American Diabetes Association (Association) “Standards of Medical Care in Diabetes - 2015,” which was published as a supplement to the January 2015 edition of the Association’s Diabetes Care journal. LabCorp’s Diabetes Patient Education report is a patient-specific education tool that graphically displays results for key tests used to monitor diabetes and its complications, such as hemoglobin A1c (HbA1c), LDL cholesterol, and urine albumin. The report provides, in patient-friendly terms, guidance to help understand test results and suggestions on how to maintain or improve diabetes control and overall cardiovascular risk, focusing on dietary and lifestyle changes. These reports can be conveniently ordered by clinicians treating patients with elevated HbA1c results or a diagnosis of type 2 diabetes. The reports are part of a suite of decision support tools available from LabCorp to assist clinicians and patients in the management of common chronic diseases, such as cardiovascular disease, chronic kidney disease and now, type 2 diabetes.

“Patient awareness and education are critical components to improve diabetes care,” said Mark Brecher, MD, Chief Medical Officer for LabCorp. “Our Diabetes Patient Education report supports the goals and recommendations of the American Diabetes Association, the leading organization dedicated to diabetes care in the US, to provide patient-centered care. Consistent with our five-pillar strategy, these reports provide knowledge of the disease state and treatment recommendations to patients and physicians. Our Diabetes Patient Education report facilitates dialogue between physicians and patients to better address this complex and serious disease, leading to better treatment decisions and enhanced patient outcomes.”

An estimated 21 million people in the US have been diagnosed with diabetes, a condition characterized by high blood sugar levels due to the body’s inability to make or properly use insulin. Type 2 is the most common form of diabetes and accounts for approximately 95% of adult cases. Diabetes increases the risk of heart disease and stroke, and is the leading cause of adult blindness, kidney failurea chronic condition in which the body retains fluid and harmful wastes build up because the kidneys no longer work properly. A person with kidney failure needs dialysis or a kidney transplant. Also called end-stage renal (REE-nul) disease or ESRD.X, and non-traumatic amputations. However, many diabetic patients do not meet goals for blood sugar levels, blood pressure or cholesterol control, and fewer than 15% of patients successfully achieve all three of these goals combined with smoking cessation. The Association’s 2015 diabetes guideline update calls for improved diabetes care through the adoption of “patient-centered” and evidenced-based treatment decisions that are tailored to individual patients, reducing cardiovascular risk through blood pressure and lipid control, smoking cessation, weight management, exercise and healthy lifestyle changes.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.8 billion in 2013, over 34,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc, The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, Dianon Pathology, Monogram Biosciences, Inc, Colorado Coagulation, Cellmark Forensics, MedTox, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our website at: www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2014 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2013, including under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the section of the Company’s Form 10-K for the year ended December 31, 2013 and subsequent Forms 10-Q under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.